BioForce Nanosciences Receives $500,000 from Investor Warrant Exercise

AMES, Iowa, Nov. 19, 2007 - (PRIME NEWSWIRE) -- BioForce Nanosciences Holdings Inc. (OTC BB: BFNH) today announced the receipt of $500,000 in proceeds from the exercise of the Series C warrants issued in its August 2007 financing transaction with an institutional investor. The Series C warrants entitled the investor to purchase 1,000,000 shares of BioForce's common stock at a price of $0.50 per share. These warrant exercise proceeds are in addition to the $500,000 of initial investment proceeds received in August.

BioForce's Chief Executive Officer, Dr. Eric Henderson, said, "We appreciate this expression of continued support from the investor. The warrant exercise proceeds provide us with the funds necessary to continue expansion of our sales and marketing efforts related to our Nano eNabler system, a device for the deposition and nanoscale manipulation of biomolecules. The Nano eNabler is being utilized by over twenty preeminent research institutions, such as Harvard Medical School and Johns Hopkins University, enabling them to make breakthrough advances in cell biology, nanobiosensors and tissue engineering. These funds will also allow us to continue development of our ViriChip virus detection system, which can be used to detect multiple infectious viruses in a sample as small as a single drop of water."

Greg Brown, BioForce's Chief Financial Officer, commented, "The August 2007 transaction and this warrant exercise by the investor are a part of our strategy to continue to strengthen our balance sheet and insure that we have the working capital necessary to fund our growth. The recently announced $150,000 loan forgiveness by the State of Iowa is another part of this financial strategy, and we expect further developments in this area over the coming months.

About BioForce Nanosciences Holdings, Inc.

BioForce Nanosciences develops and commercializes nanotech tools and solutions for the life sciences. BioForce's flagship product, the Nano eNabler(TM) molecular printer, gives the Company a platform for development and discovery. BioForce technology is being used in sensor functionalization; patterning and cell adhesion; and printing proteins to guide neural cell growth. For more information, visit www.bioforcenano.com or call 515-233-8333.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in BioForce Nanosciences' most recent filings with the Securities and Exchange Commission. BioForce Nanosciences' actual results could differ materially from such forward-looking statements. BioForce assumes no duty to update these statements at any future date.

Contact:

BioForce Nanosciences Holdings, Inc.
Greg Brown, CFO
515-233-8333, ext. 118
gbrown@bioforcenano.com

RedChip Companies, Inc.
Investor Relations
Dave Gentry
1-800-REDCHIP (733-2447), ext. 104
dave@redchip.com
www.redchip.com